SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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[   ] Soliciting Material under Rule 14a-12
AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis VI LLC
Patrick E. Gottschalk
Mark R. Bassett
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cruiser Capital Master Fund LP

Cruiser Capital Master Fund LP and its affiliates issued a press release today responding to the misleading claims of American Vanguard Corporation.  The press release is attached hereto, and is being filed under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.
Important Information
Cruiser Capital Master Fund LP has nominated three individuals as nominees to the board of directors of American Vanguard Corporation (the “Company”) and is soliciting votes for the election of those individuals as members of the Company’s board of directors.  The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”).  Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and BLUE proxy card because they contain important information about the Nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital Master Fund LP and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cruiser Capital Responds to American Vanguard’s Continued Campaign of Personal Attacks and Misleading Claims
Believes Stockholders Will Easily See Through the Company’s Attempt to Distract from Its Track Record of Chronic Underperformance and Poor Corporate Governance
Latest Misrepresentations Follow Continuous Shifting of Peers and Indices, and Perfunctory Interview Process for Cruiser’s Objectively Qualified and Highly Motivated Director Nominees
Recent Opaque Margin Disclosures Are Troubling and Raise More Questions About the Company’s Operations
Encourages Stockholders to Put a Stop to AVD’s Games by Voting on the BLUE Proxy Card to Elect Cruiser’s Three Nominees
NEW YORK – May 17, 2022 – Cruiser Capital Master Fund LP and its affiliates (“Cruiser Capital,” or “Cruiser”), a top ten shareholder of American Vanguard Corporation (NYSE: AVD) (“American Vanguard,” “AVD” or the “Company”), owning approximately 2.5% of AVD’s outstanding shares, today issued the following statement:
“We are disappointed that the Board of Directors (the “Board”) of American Vanguard continues to issue fictious ad hominem attacks against Cruiser Capital and our highly regarded and motivated director nominees, Dr. Mark Bassett, Pat Gottschalk and Keith Rosenbloom. In our view, these tactics are nothing more than a transparent attempt to distract stockholders from what really matters: under its long-tenured Board, AVD’s total shareholder return has underperformed its peers during any relevant time period and its stock price is lower than it was a decade ago. This type of behavior reinforces why a reconstituted Board with new independent voices is so desperately needed for American Vanguard to reach its potential.
Unfortunately, this latest round of false statements and unsubstantiated claims continues a pattern. Ever since AVD’s perfunctory nominee interview process that was then distorted to serve as campaign spin, it has been clear that the individuals in charge of the Board care more about preserving their jobs than disclosing the facts to investors.
We hope the Company does better research on its investments and acquisitions than it does on its campaign materials. For the record, in a desperate attempt to discredit Cruiser Capital, AVD published data from a free database Cruiser had never heard of – or reported its returns to – despite this site having no way to accurately measure our true performance. Rather than using a modicum of diligence, the Company published inaccurate information. The reality is that Cruiser’s returns over the past year are positive, not negative; and the lifetime returns are materially positive. Further, personal comments made about Pat Gottschalk and Mark Bassett are factually incorrect and contradict AVD’s own proxy filing.
In our view, the Board’s willingness to continuously move the goal posts when it comes to measuring its own performance is indicative of the same problem. In the most glaring example to date, the Company recently created a brand-new index of cherry-picked “peers” in an attempt to claim outperformance in some form. Instead of admitting there is an issue or responding constructively to any of our factual observations, AVD seems insistent on doing anything possible to ignore the simple facts: the Company has not delivered for stockholders across any reasonable time period, peer group or index:

Total Return	FMC Corporation	UPL Limited	Russell 2000	S&P Mid Cap Specialty Chem Index	S&P 500	American Vanguard AVD
1 Year	18.0%	25.2%	-10.1%	-6.9%	10.9%	-21.0%
3 Year	61.6%	30.1%	32.9%	13.4%	60.8%	-9.3%
5 Year	150.5%	64.7%	51.3%	18.3%	94.2%	8.3%
7 Year	149.0%	179.5%	75.9%	45.3%	131.8%	65.1%
10 Year	222.6%	801.9%	180.3%	165.6%	278.5%	-7.7%
Returns as of March 7, 2022, the day Cruiser Capital Master Fund LP submitted its notice of intent to nominate directors to the Company.
Source: FactSet.

What we found most interesting – and most concerning – was that yesterday AVD disclosed that its Board has “Overseen acquisitions that have led to $222 million in sales, $33 million in EBITDA and an EBITDA margin of 15%.”1 Following AVD’s pattern of opaque and selective financial disclosure, they don’t disclose what timeframe this is for. If accurate, this means that the rest of the portfolio is now generating either a 7% FYE a 9% LTM EBITDA margin. This raises more substantive questions about the Company’s operations. As seems to be the case with too many of AVD’s disclosures, they share the “good things” and then let stockholders figure out the rest.
AVD’s Claim in May 16, 2022 Press Release
LTM	Press Release	AVD Results	Rest of AVD
Sales	222	590	368
EBITDA	33	65.8	32.8
Margin %	15%	11%	9%

At FYE 2021
Sales	222	557	335
EBITDA	33	56.8	23.8
Margin %	15%	10%	7%

Cruiser nominees Mark Bassett and Pat Gottschalk are particularly accomplished former CEOs of large, complex specialty chemical businesses. Each has a deep understanding of the business processes that can improve AVD’s operations. Keith Rosenbloom is laser-focused on improving AVD’s corporate governance and making the Board accountable to stockholders. The Company’s continued stated objections to them border on the absurd, including a bizarre – and otherwise easily clarified – claim that these professionals “do not want to serve.” In contrast, the three directors we seek to replace have been paid over $6.3 million to deliver sub-par returns and are now fighting dirty to preserve their positions rather than look out for the best interests of stockholders.

1 https://www.businesswire.com/news/home/20220516005902/en/American-Vanguard-Highlights-Strong-Performance-Robust-Growth-Outlook-and-Highly-Qualified-Board-of-Directors.

Normally a board focused on creating value for all shareholders would embrace the opportunity to bring accomplished, motivated executives into leadership. Yet AVD is so intent on keeping out independent voices who can challenge management and focus on creating shareholder value they keep contradicting themselves. Consider this latest contradiction:
“Cruiser’s benchmarking of American Vanguard’s total shareholder return (“TSR”) against Specialty Chemicals demonstrates confusion and a lack of understanding of our fundamental attributes and business drivers as we are more comparable to small-cap agricultural inputs companies.” And yet, for the past 15 consecutive years it is AVD’s Board itself who has benchmarked its own performance against those same Specialty Chemical Indices.
We hope that the Board will stop playing games by making highly selective and often misleading disclosures, stop wasting management time and stockholder money and get on with the serious business of letting accomplished, independent directors help make the Company worth much more for all of its stakeholders.”
For more information, we encourage you to review Cruiser’s investor presentations from May 12 and May 16, or its investor letter from May 11.
We urge stockholders to vote today on the BLUE proxy card to help elevate AVD.

Investor Contact:

Okapi Partners
Jason Alexander / Bruce Goldfarb
Info@Okapipartners.com

Cruiser Capital Advisors
Keith M. Rosenbloom
ElevateAVD@CruiserCap.com

Media Contact:

Longacre Square Partners
Dan Zacchei / Miller Winston
DZacchei@longacresquare.com / MWinston@longacresquare.com

About Cruiser Capital Advisors
Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from intrinsic value. Cruiser often utilizes a constructivist approach to collaborate with management teams to help drive stockholder value. Cruiser may be contacted at Info@Cruisercap.com

Important Information
Cruiser has nominated three individuals as nominees to the board of directors of American Vanguard Corporation, a Delaware corporation (the “Company”), and intends to solicit votes for the election of those individuals as members of the Company’s board of directors. The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk and Mark R. Bassett (the “Nominees”). Cruiser Capital Master Fund LP is sending a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 313 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and BLUE proxy card, because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.

Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC, Patrick E. Gottschalk and Mark R. Bassett who own some or all of their shares through accounts managed by Cruiser Capital Advisors, LLC. The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the Participants and their interests may be found in the definitive proxy statement the Participants filed with the SEC on May 9, 2022, which is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements
These materials may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Cruiser Capital Parties.  Although the Cruiser Capital Parties believe that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Cruiser Capital Parties will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

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